Exhibit 99.3


                     COMPUTATION OF ADJUSTED LEVERAGE RATIOS



Merrill Lynch's leverage ratios for the periods ended March 28, 2003 and December 27, 2002 are 17.3 and 17.5, respectively. The average leverage ratios for these same periods are 18.3 and 19.0, respectively. The leverage ratios are computed by dividing total assets by Stockholders' equity and Preferred secutities issued by subsidiaries.

Merrill Lynch's adjusted leverage ratios are computed as follows:

--------------------------------------------------------------------------------------------------------------
                                                                      Period-end               Average
                                                                ----------------------------------------------
                                                                 Mar. 28,     Dec. 27,    Mar. 28,     Dec. 27,
(dollars in millions)                                               2003         2002        2003         2002
---------------------------------------------------------------------------------------------------------------

Total assets                                                   $ 455,587    $ 447,928   $ 476,435    $ 459,398
Less:
      Receivables under resale agreements                        (78,434)     (75,292)    (86,246)     (81,134)
      Receivables under securities borrowed transactions         (48,067)     (45,543)    (47,973)     (56,172)
      Securities received as collateral                           (2,261)      (2,020)     (1,901)      (2,931)
                                                                ----------------------------------------------
Adjusted assets                                                $ 326,825    $ 325,073   $ 340,315    $ 319,161
                                                                ==============================================

Stockholders' equity                                            $ 23,639     $ 22,875    $ 23,337     $ 21,562
Preferred securities issued by subsidiaries                        2,660        2,658       2,659        2,658
                                                                ----------------------------------------------
Adjusted stockholders' equity                                   $ 26,299     $ 25,533    $ 25,996     $ 24,220
                                                                ==============================================

Adjusted leverage ratio                                            12.4x        12.7x       13.1x        13.2x
--------------------------------------------------------------------------------------------------------------

An asset-to-equity leverage ratio does not reflect the risk profile of assets, hedging strategies, or off-balance sheet exposures. Thus, Merrill Lynch does not rely on overall leverage ratios to assess risk-based capital adequacy, but believes that some investors may utilize the ratios. The Adjusted Leverage Ratio is a non-GAAP financial measure which should not be relied upon as a substitute for the most comparable GAAP financial measure, the Leverage Ratio. This schedule is included to provide a convenient reconciliation of the Adjusted Leverage Ratios to the most comparable GAAP financial measures.